PRESS RELEASE


CONTACT:E. Merle RandolphGregory W. Miller, President
          Vice President and CFOThe Miller Company Public
          Syratech Corporation   Relations, Inc.
          (617) 561-2200      (914) 834-1868

                             -or-

               Kristina Weinberg, Vice President Marketing,
               Thomas H. Lee Company  617/227-1050



          East  Boston,  Massachusetts  -  October  23,  1996  - Syratech

Corporation  (NYSE:SYR)  and  Thomas H.  Lee Equity Fund III LP announced today that they had entered into an Agreement and Plan of Merger pursuant to which a corporation formed by the Fund  will  be merged into Syratech.

Pursuant to the transaction, stockholders of Syratech will receive $32 in cash  or  may  elect  to  receive  a  portion  of their consideration  by retaining stock of the surviving entity.

          The proposed merger is subject to approval  by the stockholders of  Syratech  and  to  the  fulfillment of certain conditions,  including provision  of  financing  on terms  comparable  to  those  set  forth  in financing commitments delivered  to  the Company.  In connection with the transaction, Syratech Preferred Share Purchase Rights will be redeemed by the Company.

          Pursuant  to  the Merger Agreement,  each  stockholder  of  the

Company  will have the right  to  elect  to  retain  an  equity  interest represented  by  up  to  25%  of the shares of the Company's Common Stock owned by such holder, subject to  the  limitation  that  if  stockholders elect  to  retain  more  than  an  aggregate  of  $25 million  of


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shares (exclusive of shares to be retained  by  certain  executives  of the

Company),   there   will  be  an  appropriate  proration  among  electing

stockholders.

          This announcement is not an offer with respect to the retention of stock of Syratech  following the merger.  Such offer will be made only pursuant to an effective proxy statement/prospectus.

          Leonard Florence,  Chairman  of  the  Board and Chief Executive

Officer of the Company, and certain other executive  officers of Syratech have agreed to retain equity interests in the surviving  entity having an

aggregate  value  of  at  least  $24 million.   There  are  approximately

9 million Syratech shares outstanding on a fully diluted basis,  of which

Mr. Florence owns approximately 32%.

          In announcing the proposed merger, Mr. Florence stated "We  are pleased  that  the  proposed  merger  will  afford  our  stockholders  an opportunity  to  realize a substantial premium over the prevailing market price and, at the  same  time, permit stockholders who choose to do so to retain a portion of their equity interests in the Company."

          David V. Harkins, Senior Managing Director of the Thomas H. Lee

Company said, "We are delighted  to  announce  this  transaction and look forward to working with the management of Syratech.  Syratech  is  one of the  leading  companies in the tabletop and giftware industry and we plan to support its continued growth in the future."

          It is  expected  that  the  transaction will close in the first quarter of 1997.

          Syratech designs, manufactures,  markets and distributes a wide range of tabletop, giftware and seasonal products  under  well-recognized

tradenames   including


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Wallace   Silversmiths<reg-trade-mark>,    Towle

Silversmiths<reg-trade-mark>,             International            Silver

Company<reg-trade-mark>,    Rauch    Industries,    Inc.<reg-trade-mark>,

Farberware<reg-trade-mark>,  Silvestri<reg-trade-mark>   and  C.J. Vander

Ltd<trademark>.

          The Thomas H. Lee Company is a Boston-based private  investment

firm.    Founded   in  1974,  the  Lee  Company  currently  manages  over

$3.0 billion of committed  capital,  focusing  on  acquisitions of middle market growth companies.